Madison ETFs Trust 485BPOS

Exhibit 99(d)(3)

First Amendment to the

Trading Services and Sub-Advisory Agreement

This First Amendment to the Trading Services Sub-Advisory Agreement (the “Amendment”) is entered into as of February 12, 2024, by and between Madison Asset Management, LLC (“Adviser”) and Tidal Investments LLC (“Sub-Adviser”).

BACKGROUND:

A.	The Adviser and the Sub-Adviser, formerly named Toroso Investments, LLC, are parties to a Trading Services Sub-Advisory Agreement dated as of December 1, 2023 (the “Agreement”).

B.	The parties desire to supplement Schedule A to the Agreement to reflect its effectiveness with respect to additional series.

C.	This Background section is incorporated by reference into, and made a part of, this Amendment.

TERMS:

1.	The Sub-Adviser’s name and address for notices as set forth in Section 19 of the Agreement are hereby revised as follows:

Tidal Investments LLC

234 West Florida Street, Suite 203

Milwaukee, Wisconsin 53204

Attn: Chief Executive Officer

2.	Effective as of October 1st, 2023, Schedule A to the Agreement is hereby amended and restated in its entirety as set forth on the Amended and Restated Schedule A attached hereto.

3.	Miscellaneous.

a.	Capitalized terms not defined in this Amendment shall have the respective meanings set forth in the Agreement.

b.	Except as specifically amended by this Amendment, and except as necessary to conform to the intention of the parties hereinabove set forth, the Agreement shall remain unaltered and in full force and effect and is hereby ratified and confirmed.

c.	The Agreement, as amended hereby, together with its Schedule, constitutes the complete understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior communications with respect thereto. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by duly authorized representatives as of the date first set forth above.

Agreed to by: MADISON ASSET MANAGEMENT, LLC. /s/ Steven Fredricks Signature	Agreed to by: TIDAL INVESTMENTS LLC /s/Eric Falkeis Signature
Steven Fredricks Name	Eric Falkeis Name
Chief Legal Officer Title	President Title

Amended and Restated

Schedule A

Trading Services Sub-Advisory Agreement

Madison Asset Management, LLC and Tidal Investments LLC

Fund Name	Fund Launch Date	Fees
Madison Dividend Value ETF	August 15, 2023	Four (4) basis points on the first $250 million of aggregate Fund assets; and three (3) basis points on aggregate Fund assets above $250 million. Minimum annual fee $25,000 per Fund.
Madison Covered Call ETF	August 22, 2023
Madison Aggregate Bond ETF*	August 29, 2023
Madison Short Term Strategic Income ETF*	September 6, 2023
Madison Mosaic Income Opportunities ETF**	—

*	Effective October 1, 2023, the Sub-Adviser waives all fees for the Madison Short Term Strategic Income ETF and the Madison Aggregate Bond ETF.

**	Fees effective when the Madison Mosaic Income Opportunities ETF is launched.